CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR (No. 333-228390) and Form S-8 (No. 333-219106, No. 333-198256, No. 333-175239 and No. 333-90464) of ICU Medical, Inc. of our report dated March 21, 2022 relating to the financial statements of Smiths Medical 2020 Limited, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP London, United Kingdom March 21, 2022